Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Veeva Systems Inc.:

We consent to the use of our report dated March 17, 2014, with respect to the consolidated balance sheets of Veeva Systems Inc. and subsidiaries as of January 31, 2014 and 2013 and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2014, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

March 17, 2014